Exhibit 99.1

Company Contact:	Investor Contacts:
Pet DRx Corporation	Lippert/Heilshorn & Associates, Inc.
Gregory J. Eisenhauer CFA, EVP & CFO	Bruce Voss (bvoss@lhai.com)
(geisenhauer@petdrx.com)	Don Markley (dmarkley@lhai.com)
(615) 369-1930 — www.petdrx.com	(310) 691-7100 — www.lhai.com
PET DRx REPORTS 2008 FIRST QUARTER REVENUE UP 67% TO $17.8 MILLION
Conference Call on May 15th at 10:00 a.m. Eastern Time
NASHVILLE, Tenn. (May 14, 2008) — Pet DRx, Inc. (OTC BB: PDXC), a provider of veterinary primary care and specialized services to companion animals, today announced financial results for the three months ended March 31, 2008.
Revenue in the first quarter of 2008 was $17.8 million, up 67% compared with revenue of $10.7 million in the first quarter of 2007. The increase was primarily attributable to a full quarter contribution in 2008 of six hospitals acquired late in the first quarter of 2007. In addition, same store hospital revenue grew 3.1% compared with the first quarter of 2007. Same store hospitals are those that were owned and operated for all of the first quarter in 2007 and all of the first quarter in 2008, and include 20 facilities.
Hospital contribution margin improved to 9.6% from 3.4% in the prior-year first quarter. The improvement was primarily due to reduced costs of medical products and supplies as the Company began centralizing the purchasing of those products.
SG&A as a percent of revenue declined to 19.6% during the quarter from 24.0% in the same quarter a year ago. These figures exclude stock-based compensation and depreciation and amortization expense. Sequential declines in SG&A as a percent of revenue are expected to continue.
The net loss in the first quarter of 2008 was $3.0 million, or $0.13 per share, compared with a net loss in the first quarter of 2007 of $2.5 million, or $0.68 per share (adjusted for merger share conversion ratio). The net loss in the first quarter of 2008 includes interest expense of $1.2 million compared with $0.3 million in the prior-year quarter. Therefore, the loss from operations in the first quarter of 2008 was $2.1 million, down from $2.2 million in the same quarter a year ago.
As of March 31, 2008, the Company had cash and cash equivalents of $29.5 million, and $24.0 million in working capital.
“As you are aware, we have filed a listing application with NASDAQ and we are optimistic about becoming listed in the near term,” said Robert Wallace, Chief Executive Officer of PetDRx.

President and COO Steve Johnson said, “Our first quarter as a combined public company is also the first time the new management team has had an opportunity to focus on the business without being preoccupied with completing the merger with Echo. During the quarter, we began the implementation of several initiatives which allowed us to dramatically improve our hospital contribution margin.”
“Our initial efforts demonstrate the power of our hub and spoke strategy. The top 50% of our hospitals (ranked by contribution margin) achieved 10.1% year over year revenue growth and a weighted average margin of 19.6%,” said Johnson. “We continue to work on the facilities that have not performed in accord with our acquisition expectations.”
“We are actively engaged in discussions with a number of strategic acquisition candidates and expect to complete these transactions in the short term in our existing markets,” Wallace said. “These acquisitions will help us scale our business and achieve improved operating results.”
2008 Financial Guidance
Revising previously announced full year 2008 guidance, Pet DRx provided the following forecast:
•	Same store revenue growth for the year between 5% and 10% for the 26 hospitals currently in its portfolio;

•	Aggregate same store hospital operating margins increasing throughout the year, averaging 12% to 15% for the year, compared with 5% in 2007;

•	Revenue, before acquisitions, in the range of $73 million to $77 million;

•	Additional pro forma revenue in the range of $40 million to $60 million from acquisitions.
Conference Call
Pet DRx management will host a conference call on Thursday, May 15, 2008 beginning at 10:00 a.m. Eastern time to discuss first quarter results and to answer questions. Individuals interested in participating in the call should dial (888) 300-4987 from the U.S. or (706) 679-2025 from outside the U.S. The live call also will be available in the Investors section of the Company’s Web site at www.petdrx.com.
A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation code 47298585. The webcast will be available in the Investors section of the Company’s Web site for 14 days following the completion of the call.
About Pet DRx
Pet DRx Corporation provides veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals. The Company currently owns and operates 26 leading veterinary hospitals in the state of California, which it has organized into unique, regional “hub and spoke” networks. Pet DRx provides a full range of general medical treatments for companion animals, including (i) preventive care, such as examinations, vaccinations, spaying/neutering and dental care and (ii) a broad range of specialized diagnostic and medical services, such as internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology, x-ray, ultrasound and other services.

SAFE HARBOR STATEMENT
Certain statements and information included in this press release, including statements as to the expected operations of the Company, its prospects for growth, and future product and service offerings constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the ability of the Company to successfully acquire, integrate and operate veterinary hospitals and clinics, requirements or changes affecting the businesses in which the Company is engaged, veterinary services trends, including factors affecting supply and demand, the effect of competition, decline in demand for the Company’s products or services, dependence on acquisitions for growth, labor and personnel relations, changing interpretations of generally accepted accounting principles, the Company’s ability to service its substantial indebtedness, the level of direct costs and the Company’s ability to maintain revenue at a level necessary to maintain expected operating margins, the level of selling, general and administrative costs, any impairment in the carrying value of the Company’s goodwill and other intangible assets, changes in prevailing interest rates, and general economic conditions. These and other risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q, as well as its current report on Form 8-K/A (Amendment No. 1) filed on April 4, 2008, and the foregoing information should be read in conjunction with these filings. These forward-looking statements speak only as of the date hereof and the Company disclaims any intention or obligation to update or revise any forward-looking statements, either as a result of new information, future events or otherwise.
PET DRX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue	$17,835	$10,673

Direct costs	15,614	10,019
Depreciation and amortization expense	498	293
Stock-based compensation expense	16	2

Hospital contribution	1,707	359

Selling, general and administrative expense	3,501	2,561
(Excluding depreciation and amortization expense and stock-based compensation)
Depreciation and amortization expense	36	9
Stock-based compensation expense	253	18

Total selling, general and administrative expense	3,790	2,588

Loss from operations	(2,083)	(2,229)

Other income (expense):
Interest income	217	48
Interest expense	(1,152)	(348)

Loss before provision for income taxes	(3,018)	(2,529)

Provision for income taxes	10	5
Net loss	$(3,028)	$(2,534)

Basic and diluted loss per common share	$(0.13)	$(0.68)

Weighted average shares used in computing basic and diluted loss per share	22,751	3,746

PET DRX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and number of shares)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$29,459	$2,005
Trade accounts receivable, net	244	179
Inventory	1,122	1,268
Prepaid expenses and other	1,370	910
Due from related parties	238	238

Total current assets	32,433	4,600

Property and Equipment, net	7,902	7,887
Other assets:
Goodwill	49,190	49,190
Other intangible assets, net	6,926	7,145
Other	469	1,020

Total assets	$96,920	$69,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term obligations, net of debt discount	$1,663	$1,533
Accounts payable	603	6,481
Accrued payroll and other expenses	5,360	5,577
Accrued income taxes	—	189
Due to a related party	356	356
Obligations under capital leases, current portion	478	520

Total Current liabilities	8,460	14,656

Long-term liabilities:
Convertible debt	3,095	11,361
Term notes, less current portion and net of debt discount	21,263	21,532
Obligations under capital leases, less current portion	464	531
Deferred rent	127	97
Other	73	145

Total long term liabilities	25,022	33,666

Total liabilities	33,482	48,322

Stockholders’ equity
Preferred stock, par value $0.0001, 10,000,000 shares authorized
Series A: 0 and 9,925,000 shares outstanding as of March 31, 2008 and December 31, 2007, respectively	—	1
Series B: 0 and 34,581 shares outstanding as of March 31, 2008 and December 31, 2007, respectively	—	—
Common stock, par value $0.0001, 90,000,000 shares authorized, 23,602,702 and 4,247,632 shares outstanding as of March 31, 2008 and December 31, 2007, respectively	2	1
Additional paid-in capital	86,348	41,402
Accumulated deficit	(22,912)	(19,884)

Total stockholders’ equity	63,438	21,520

Total liabilities and stockholders’ equity	$96,920	$69,842